Filed Pursuant to Rule 424(b)(3)

Registration No. 333-188093

PROSPECTUS SUPPLEMENT NO. 2

ARI NETWORK SERVICES, INC.

4,330,667 shares of Common Stock

This prospectus supplement relates to the prospectus dated November 15, 2013, as supplemented by Prospectus Supplement No. 1 dated August 1, 2013, which covers the sale of an aggregate of up to 4,330,667 shares of our common stock, $0.001 par value per share (the “Common Stock”), by the selling security holders identified in the prospectus (collectively with any such holder’s transferee, pledgee, donee or successor, referred to below as the “Selling Shareholders”).  The Common Stock covered by the prospectus consists of (i) 3,200,000 shares of Common Stock which were issued in a private placement pursuant to a Securities Purchase Agreement we entered into on March 12, 2013 with selected accredited investors (the “Securities Purchase Agreement”); (ii) 1,066,667 shares of Common Stock issued or issuable upon exercise of warrants issued pursuant to the Securities Purchase Agreement (the “Purchaser Warrants”); and (iii) 64,000 shares of Common Stock issuable upon exercise of the warrants issued to affiliates of the placement agent in connection with the private placement as consideration for the placement agent’s services (together with the Purchaser Warrants, the “Warrants”).

We will not receive any proceeds from the sale by the Selling Shareholders of the shares covered by the prospectus.  To the extent Warrants are exercised for cash, we will receive the exercise price for those Warrants.

This prospectus supplement is being filed to include the information set forth in our current report on Form 8-K filed on December 5, 2013, which is set forth below.  This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement.

Our Common Stock is traded on the NASDAQ Capital Market under the symbol “ARIS”.  Prior to December 9, 2013, our Common Stock was quoted on the OTC Bulletin Board (the “OTCQB”) under the symbol “ARIS”.  The last reported market price of our Common Stock on the OTCQB on December 6, 2013 was $3.40 per share.  Our executive offices are located at 10850 West Park Place, Suite 1200, Milwaukee, Wisconsin 53224, and our telephone number is (414) 973-4300.

Investing in our securities involves risks.  You should carefully consider the Risk Factors beginning on page 1 of the prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement are truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 10, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 5, 2013

    ARI NETWORK SERVICES, INC.

(Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation)	0-19608 (Commission File Number)	39-1388360 (IRS Employer Identification No.)

10850 West Park Place, Suite 1200 Milwaukee, Wisconsin (Address of principal executive offices)	53224 (Zip Code)

Registrant’s telephone number, including area code:  (414) 973-4300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On December 5, 2013, ARI Network Services, Inc. (the “Company”) announced that its application to list the Company’s common stock on the NASDAQ Capital Market has been approved by the NASDAQ Stock Market LLC, a unit of the NASDAQ OMX Group, and that such trading is expected to begin effective December 9, 2013.  The press release issued by the Company on December 5, 2013 is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)

Exhibits

Exhibit No	Description

99.1	Press Release dated December 5, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 5, 2013

ARI NETWORK SERVICES, INC.

By:

/s/ William A. Nurthen

William A. Nurthen
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated December 5, 2013

Exhibit 99.1

FOR IMMEDIATE RELEASE

ARI Network Services, Inc. To Begin Trading On The NASDAQ Capital Market

Milwaukee, Wis., December 5, 2013 – ARI Network Services, Inc. (ARI) (OTCBB: ARIS) a leading provider of website, software and data solutions that help dealers, distributors and manufacturers Sell More Stuff!™, announced today that its application to list the Company's common stock on the NASDAQ Capital Market has been approved by the NASDAQ Stock Market LLC, a unit of the NASDAQ OMX Group. The Company's common stock is expected to begin trading on the NASDAQ Capital Market effective Monday, December 9, 2013, under its current trading symbol "ARIS," until which time its shares will continue to trade on the Over-the-Counter Bulletin Board.

"We are excited about the move to NASDAQ and look forward to leveraging their technologically advanced trading platform to reach investors around the world,” said Roy W. Olivier, President and Chief Executive Officer of ARI.  “Re-listing with NASDAQ is a major milestone for ARI and is consistent with our objectives to improve our visibility in the public markets, help us expand our shareholder base, and improve our liquidity. We look forward and are honored to join many other leading technology companies already listed on the NASDAQ."

About ARI
ARI Network Services, Inc. (ARI) (OTCBB: ARIS) creates award-winning website, digital marketing, software-as-a-service (SaaS) and data-as-a-service (DaaS) solutions that help equipment manufacturers, distributors and dealers in outdoor power equipment, powersports, automotive tire and wheel, durable medical equipment, marine, RV, and white goods Sell More Stuff!™ – both online and in-store. Our innovative products are powered by a proprietary data repository of enriched original equipment and aftermarket content that spans more than 10.5 million active part and accessory SKUs, 469,000 models and $1.7 billion in retail product value.  We remove the complexity of selling and servicing new and used inventory, parts, garments and accessories (PG&A) for our customers -- 22,000 equipment dealers, 195 distributors and 140 manufacturers worldwide. For more information on ARI, visit www.investor.arinet.com.

Additional Information

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Follow @ARI_Net on Twitter: www.twitter.com/ARI_Net

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Become a fan of ARI on Facebook: www.facebook.com/ARINetwork

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Read more about ARI: www.investor.arinet.com/about-us

(Roy W. Olivier Photo: http://arinet.com/images/uploads/press_release_images/RoyWOlivier1.png)
(ARI Logo: http://arinet.com/images/uploads/press_release_images/NewLogoTransparency_Black.jpg)

Forward-Looking Statements
Certain statements in this news release contain "forward‐looking statements" regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933.  All statements other than statements of historical facts are statements that could be deemed to be forward-looking statements.  These statements are based on current expectations, estimates, forecasts, and projects about the markets in which we operate and the beliefs and assumptions of our management.  Words such as  "expects," "anticipates," “targets,” “goals,” “projects”, “intends,” “plans,” "believes," “seeks,” “estimates,” “endeavors,” “strives,” “may,” or variations of such words, and similar expressions are intended to identify such forward-looking statements. Readers are cautioned that these forward‐looking statements are subject to a number of risks, uncertainties and assumptions that are difficult to predict, estimate or verify.  Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements.  Such risks and uncertainties include those factors described in Part 1A of the Company’s annual report on Form 10‐K for fiscal year ended July 31, 2013, filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward‐looking statements. The forward‐looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward‐looking statements. For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

For media inquiries, contact:
Colleen Brousil¸ Director of Marketing, ARI, +1-414-973-4323, colleen.brousil@arinet.com

For investor inquiries, contact:
Gregory V. Taylor, CFA, Three Part Advisors, +1-214-295-8370, gtaylor@threepa.com